Senti Bio Announces Fourth Quarter and Full Year 2024 Financial Results and Recent Pipeline and Corporate Highlights
– Previously reported MRD negative CR in 2 of 3 relapsed/refractory AML patients enrolled in first dose level and schedule of Phase 1 clinical trial of SENTI-202 maintaining remission –

– Strengthened balance sheet with gross proceeds of approximately $47.6 million from private investment in public equity (PIPE) financing –

SOUTH SAN FRANCISCO, Calif., March 20, 2025 -- Senti Biosciences, Inc. (Nasdaq: SNTI) (“Senti Bio” or the “Company”), a clinical-stage biotechnology company developing next-generation cell and gene therapies using its proprietary Gene Circuit platform, today reported financial results for the fourth quarter of 2024 and provided a summary of recent pipeline and corporate highlights.
“With initial data from the clinical trial of SENTI-202, we are getting a glimpse into the potential profile of our gene circuit-enabled CAR-NK therapy for patients with AML. As we look toward 2025, we anticipate sharing additional data from this exciting trial," said Timothy Lu, MD, PhD, Chief Executive Officer and Co-Founder of Senti Bio. “We are also grateful to have continued support from our investors, including those who participated in our successful PIPE financing in December 2024, and we look forward to demonstrating the potential of our next-generation cell therapies in oncology.”

PIPELINE AND CORPORATE HIGHLIGHTS

SENTI-202 for AML: The Company previously announced initial data from its ongoing Phase 1 clinical trial of SENTI-202 (NCT06325748) for the treatment of relapsed/refractory hematologic malignancies including acute myeloid leukemia ("AML").

As announced in December 2024, three AML patients had been treated at the lowest dose level (1.0 billion CAR+ NK cells per dose) and lowest dose schedule (3 doses per cycle) and two achieved complete remission ("CR"), confirmed by bone marrow biopsy, which includes blast reduction and recovery of blood cells to normal ranges. In addition, both patients were assessed as measurable residual disease ("MRD") negative after treatment, which is defined as no detectable cancer cells present in a bone marrow sample by the most sensitive locally available method. As of this month, both patients remain in remission. Across all three patients for which data was announced, SENTI-202 was generally well-tolerated, with an adverse event profile consistent with the use of lymphodepleting chemotherapy in patients with AML.

Raised gross proceeds of $47.6 million in private investment in public equity (PIPE) financing: In early December 2024, the Company announced a $37.6 million PIPE financing, followed by an additional $10.0 million later that month as part of the same financing. The financing, which was led by Celadon Partners, with participation from New Enterprise Associates (NEA), Leaps by Bayer, Nantahala Capital, The Red Hook Fund LP, and other institutional and accredited investors, is expected to extend the Company’s financial runway into 2026. The Company plans to use the net proceeds of $45.1 million to fund the continued development of the SENTI-202 program and manufacturing ramp-up, other research and development activities, and for general corporate purposes.

Received CIRM Grant funds for clinical development of SENTI-202: In January 2025, the Company also received an additional $1.5 million from its $8 million grant from the California Institute for Regenerative Medicines (“CIRM”) that was first announced in July 2024, bringing the total CIRM amount received by the Company to $6.4 million.

Expanded senior leadership team: In February 2025, the Company announced the addition of strategic hires Jay Cross as Chief Financial Officer and Faraz Siddiqui as Senior Vice President of Technical Operations.

Appointed Fran Schulz and Feng Hsiung to the Board of Directors ("Board"): In December 2024, Fran Schulz was appointed to the Board. She has finance, strategic planning, operations, and transactions expertise in the life sciences industry. She serves as chairperson of the Board’s Audit Committee. In March 2025, Feng Hsiung was appointed to the Board and as a member of the Audit Committee. He has extensive business, finance and investment experience from a career that included investment and portfolio management as well as investment banking.

FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS
•Cash and Cash Equivalents: As of December 31, 2024, Senti Bio held cash and cash equivalents of $48.3 million.
•R&D Expenses: Research and development expenses were $7.8 million for the quarter ended December 31, 2024, compared to $9.1 million for the same period in 2023. The decrease was primarily related to a reduction in headcount as the Company streamlined operations to prioritize SENTI-202 in 2024. For the full year of 2024, research and development expenses were $34.4 million.
•G&A Expenses: General and administrative expenses were $8.4 million for the quarter ended December 31, 2024, compared to $9.3 million for the same period in 2023. The decrease was mainly attributed to a reduction in headcount. For the full year of 2024, general and administrative expenses were $26.3 million.
•Net Loss: Net loss was $0.6 million, or $0.67 per basic and diluted share, for the quarter ended December 31, 2024. Net loss for the full-year 2024 was $52.8 million, or $12.03 per share, including non-cash stock-based compensation expense of $1.8 million.

About Senti Bio
Senti Bio is a clinical-stage biotechnology company developing a new generation of cell and gene therapies for patients living with incurable diseases. To achieve this, Senti Bio is leveraging a synthetic biology platform called Gene Circuits to create therapies with enhanced precision and control. These Gene Circuits are designed to precisely kill cancer cells, spare healthy cells, increase specificity to target cells and control the expression of drugs even after administration. Senti Bio’s wholly-owned pipeline includes off-the-shelf CAR-NK cells, outfitted with Gene Circuits, to target challenging liquid and solid tumor indications. Senti Bio’s lead program SENTI-202, a Logic Gated CD33 and/or FLT3-targeting hematologic cancer therapeutic candidate, demonstrated MRD-negative complete remissions in 2 of 3 patients in initial clinical data as of September 19, 2024, with 4+ and 3+ month durability as of December 2, 2024. Senti Bio has also preclinically demonstrated that its Gene Circuits can function in T cells, for example against solid tumor targets. Additionally, Senti Bio has preclinically demonstrated the potential breadth of Gene Circuits in other cell and gene therapy modalities, diseases outside of oncology, and continues to advance these capabilities through partnerships.

Forward-Looking Statements
This press release contains certain statements that are not historical facts and are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally are identified by the words “believe,” “could,” “predict,” “continue,” “ongoing,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “forecast,” “seek,” “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations of Senti Bio’s management and assumptions, whether or not identified in this document, and, as a result, are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding future events, including the future development of our clinical and pre-clinical pipeline, success of our SENTI-202 clinical trial and financial projections and future financial and operating results. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Senti Bio. Many factors could cause actual future results to differ materially from the forward-looking statements in this document, including but not limited to: (i) changes in domestic and foreign business, market, financial, political and legal conditions, (ii) changes in the competitive and highly regulated industries in which Senti Bio operates, variations in operating performance across competitors, changes in laws and regulations affecting Senti Bio’s business, (iii) the ability to implement business plans, forecasts and other expectations, (iv) the risk of downturns and a changing regulatory landscape in Senti Bio’s highly competitive industry, (v) risks relating to the uncertainty of any projected financial information with respect to Senti Bio, (vi) risks related to uncertainty in the timing or results of Senti Bio’s clinical trial initiation and the progress of clinical trials, patient enrollment, and GMP manufacturing activities, (vii) Senti Bio’s dependence on fourth parties in connection with clinical trial startup, clinical studies, and GMP manufacturing activities, (viii) risks related to delays and other impacts from macroeconomic and geopolitical events, increasing rates of inflation and rising interest rates on business operations, (ix) risks related to the timing and utilization of Senti Bio’s grant from CIRM and net proceeds of the PIPE financing, and (x) the success of any future research and development efforts by Senti Bio. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Senti Bio’s most recent Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (“SEC”), and other documents filed by Senti Bio from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements in this document. There may be additional risks that Senti Bio does not presently know, or that Senti Bio currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements in this document. Forward-looking statements speak only as of the date they are made. Senti Bio anticipates that subsequent events and developments may cause Senti Bio’s assessments to change. Except as required by law, Senti Bio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Senti Biosciences, Inc.
Unaudited Selected Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2024	2023

Cash and cash equivalents	$48,277	$35,926
Total assets	97,841	119,484
Total liabilities	47,086	52,571
Series A redeemable convertible preferred stock	25,106	—
Total stockholders’ equity	25,649	66,913

Senti Biosciences, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Total revenue	$—	$—	$—	$2,561
Operating expenses:
Research and development	7,772	9,122	34,356	32,150
General and administrative	8,395	9,305	26,370	37,176
Impairment of long-lived assets	—	271	313	25,692
Total operating expenses	16,167	18,698	61,039	95,288
Loss from operations	(16,167)	(18,698)	(61,039)	(92,727)
Total other income (expense), net	15,557	10	8,249	9,321
Net loss from continuing operations	(610)	(18,688)	(52,790)	(83,406)
Net income from discontinued operations	—	(28)	—	12,348
Net loss	(610)	(18,716)	(52,790)	(71,058)
Other comprehensive loss	—	—	—	(1)
Comprehensive loss	$(610)	$(18,716)	$(52,790)	$(71,059)

Net loss per share from continuing operations, basic and diluted	$(0.67)	$(4.18)	$(12.03)	$(18.80)
Net income per share, from discontinued operations basic and diluted	—	(0.01)	—	2.79
Net loss per share, basic and diluted	$(0.67)	$(4.19)	$(12.03)	$(16.01)
Weighted-average shares outstanding, basic and diluted	4,661,085	4,465,736	4,595,946	4,437,106

Senti Bio Contacts
Investors: investors@sentibio.com
Media: media@sentibio.com